     As filed with the Securities and Exchange Commission on May 17, 2000
                                                     Registration No. 333-95833
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                AMENDMENT NO. 6
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ---------------

                        iBEAM BROADCASTING CORPORATION
            (Exact name of Registrant as specified in its charter)

                               ---------------

        Delaware                    7389                    94-3296895
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of             Industrial           Identification Number)
    incorporation or         Classification Code
      organization)                Number)
                         645 Almanor Avenue, Suite 100
                              Sunnyvale, CA 94086
                                (408) 523-1600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ---------------

                                  Chris Dier
                            Chief Financial Officer
                        iBEAM Broadcasting Corporation
                         645 Almanor Avenue, Suite 100
                              Sunnyvale, CA 94086
                                (408) 523-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

                                  Copies to:
   Barry Taylor, Esq.                                   Bruce Dallas, Esq.
    David Dayan, Esq.                                  Davis Polk & Wardwell
  Charles Prober, Esq.                                  1600 El Camino Real
 Wilson Sonsini Goodrich                               Menlo Park, CA 94025
        & Rosati                                          (650) 752-2000
Professional Corporation
   650 Page Mill Road
   Palo Alto, CA 94304
     (650) 493-9300            ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

                               EXPLANATORY NOTE

   Amendment No. 6 to the Registration Statement is being filed for the sole purpose of filing additional exhibits.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   45,540
   NASD filing fee..................................................     17,750
   Nasdaq National Market listing fee...............................     90,000
   Printing and engraving costs.....................................    300,000
   Legal fees and expenses..........................................    600,000
   Accounting fees and expenses.....................................    600,000
   Blue Sky fees and expenses.......................................      5,000
   Transfer Agent and Registrar fees................................     10,000
   Miscellaneous expenses...........................................     81,710
                                                                     ----------
     Total.......................................................... $1,750,000
                                                                     ==========

Item 14. Indemnification Of Directors And Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article X of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.

Item 15. Recent Sales Of Unregistered Securities

   Since inception, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

   (1) Since inception through March 31, 2000, (the most recent practicable date) we granted stock options and restricted stock purchase rights to acquire an aggregate of 25,689,019 shares of our common stock at prices ranging from $0.00024 to $13.07 to employees, consultants and directors pursuant to our 1998 Stock Plan, as amended. These shares were issued in reliance on Section 4(2) and Rule 701 of the Securities Act solely to employees, consultants and directors.

   (2) From inception through March 31, 2000, we issued an aggregate of 12,450,704 shares of our common stock to employees, consultants and directors pursuant to the exercise of options and restricted stock purchase rights granted under our 1998 Stock Plan, as amended, for an aggregate consideration of $3,075,919. These shares were issued in reliance on Section 4(2) and Rule 701 of the Securities Act solely to employees, consultants and directors.

   (3) On March 23, 1998, we sold 7,636,669 shares of common stock to Michael Bowles, Robert Wilmot and Navin Chaddha in exchange for $0.00024 per share for an aggregate purchase price of $1,848.63. These shares were issued in reliance on Section 4(2) of the Securities Act.

   (4) On April 16, 1998, we sold 1,333,333 shares of Series A Preferred Stock for $1.20 per share to Crosspoint Venture Partners 1997 and the Annabel J. Montgomery Revocable Trust for an aggregate purchase price of $1,599,999.60. These shares were issued in reliance on Section 4(2) of the Securities Act.

   (5) On June 8, 1998 and July 21, 1998, we sold 3,248,904 shares of Series B Preferred Stock for $1.65 per share to Accel VI L.P., Accel Internet Fund II L.P., Accel Keiretsu VI L.P., Accel Investors '98 L.P., Crosspoint Venture Partners 1997, Media Technology Ventures L.P., Media Technology Entrepreneurs Fund, L.P., Annabel J. Montgomery Revocable Trust, G&H Partners and Stanford University, for an aggregate purchase price of $5,360,500. These shares were issued in reliance on Section 4(2) of the Securities Act.

   (6) On November 24, 1998, we issued warrants to purchase 92,208 shares of our Series B Preferred Stock to Comdisco, Inc., of which 27,273 have an exercise price of $1.65 and 64,935 have an exercise price of $2.31. These warrants were issued in reliance on Section 4(2) of the Securities Act.

   (7) On February 3, 1999, we sold 3,591,816 shares of Series C Preferred Stock for $3.42 per share to Accel VI L.P., Accel Internet Fund II L.P., Accel Keiretsu VI L.P., Accel Investors '98 L.P., Crosspoint Venture Partners 1997, Media Technology Ventures L.P., Media Technology Ventures Entrepreneurs Fund, L.P., Intel Corporation, Comdisco, Inc., Annabel J. Montgomery Revocable Trust, Montgomery & Associates LP, G&H Partners, Stanford University, Peter Desnoes, Liberty IB, Michael Bowles, Robert Hawk, Chris Dier, Jeffrey and Janna Rodgers Revocable Trust, Larry Goldstein, Allen Freener, Bruce Lawler, Annabel J. Montgomery Trust, Crescendo World Fund, LLC and Eagle Ventures World Fund, LLC for an aggregate purchase price of $12,284,010. These shares were issued in reliance on Section 4(2) of the Securities Act.

   (8) On September 1, 1999, we issued a warrant to purchase 6,396 shares of Series C Preferred Stock at an exercise price of $3.42 to Comdisco, Inc. This warrant was issued in reliance on Section 4(2) of the Securities Act.

   (9) On October 14, 1999, we sold 7,072,732 shares of Series D Preferred Stock for $5.96 per share to Crosspoint Venture Partners 1997, Accel VI L.P., Accel Internet Fund II L.P., Accel Keiretsu VI, L.P., Accel Investors '98 L.P., Media Technology Ventures L.P., Media Technology Ventures Entrepreneurs Fund, L.P., Intel Corporation, Microsoft Corporation, Covad Communications Investment Corp., Comdisco, Inc., Sony Corporation of America, Annabel J. Montgomery Revocable Trust Dated, J.P. Morgan Direct Venture Capital Institutional Investors LLC, J.P. Morgan Direct Venture Capital Private Investors LLC, Crescendo World Fund, LLC, Eagle Ventures WF, LLC, Lunn-iBEAM, LLC, Peter Desnoes, IRA, Robert C. Hawk, Len Grossi, Fred Seegal, WS Investment Company 99B, Chris L. Dier, Bruce D. Lawler, Tom Gillis, Nils Lahr, David Strehlow, Robert Davis and Philip Rosendale for an aggregate purchase price of $42,153,482. These shares were issued in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

   (10) On October 14, 1999, we issued a warrant to purchase 218,120 shares of Series D Preferred Stock at an exercise price of $5.96 to Microsoft Corporation. This warrant was issued in reliance on Section 4(2) of the Securities Act.

   (11) On December 3, 1999, we issued a warrant to purchase 25,268 shares of Series D Preferred Stock at an exercise price of $5.96 to Comdisco, Inc. This warrant was issued in reliance on Section 4(2) of the Securities Act.

   (12) On January 25, 2000, we issued 908,820 shares of common stock to Frederic Seegal for a purchase price of $4.84 per share for an aggregate purchase price of $4,395,600. These shares were issued in reliance on Section 4(2) of the Securities Act.

   (13) On February 15, 2000, we issued 2,181,818 shares of our Series E Preferred Stock to Pacific Century CyberWorks Limited at a per share purchase price of $13.75 for an aggregate consideration of $29,999,997. These shares were issued in reliance on Section 4(2) of the Securities Act.

   (14) On February 25, 2000, we issued a warrant to purchase 537,634 shares of common stock at an exercise price of $9.30 (assuming an initial public offering price of $10.00 per share) to America Online, Inc. This warrant was issued in reliance on Section 4(2) of the Securities Act.

   (15) On February 28, we issued 363,636 shares of our Series E Preferred Stock to America Online, Inc. at a per share purchase price of $13.75 for an aggregate consideration of $5,000,000. These shares were issued in reliance on
Section 4(2) of the Securities Act.

   (16) On March 21, 2000 we entered into an Agreement and Plan of Merger pursuant to which we will acquire webcasts.com. In connection with the closing of the acquisition on April 28, 2000, we issued 8,233,173 shares of our Series F Preferred Stock in exchange for outstanding shares of webcasts.com capital stock. The issuance of these shares was completed in reliance of Section 4(2) of the Securities Act and Regulation D promulgated thereunder. In connection with this acquisition, we also assumed webcasts.com options, which are exercisable to purchase 706,285 shares of our Series F Preferred Stock. These options were granted in reliance upon Rule 701 of the Securities Act.

   (17) On March 16, 2000 we entered into an agreement with Catalyst Investments, LLC pursuant to which Catalyst Investments, LLC has agreed to purchase $10,000,000 of our Series G Preferred Stock prior to the closing of this offering at a price to the public in the offering. Based on an assumed public offering price of $10.00 per share, Catalyst Investments, LLC will purchase 1,000,000 shares of our Series G Preferred Stock. These shares will be issued in reliance on Section 4(2) of the Securities Act.

   (18) On April 10, 2000 we entered into an agreement with At Home Corporation pursuant to which At Home Corporation has agreed to purchase $5,000,000 of our Series H Preferred Stock prior to the closing of this offering at a price to the public in the offering less underwriting discounts and commissions. Based on an assumed public offering price of $10.00 per share, At Home Corporation will purchase 537,634 shares of our Series H Preferred Stock. These shares will be issued in reliance on Section 4(2) of the Securities Act.

   We relied upon the securities exemptions for the issuances listed under footnotes (3)-(15), (17) and (18) above based on the fact that there was no general solicitation or advertising for these issuances. These issuances were made to a limited number of purchasers, each of whom we believe was an accredited investor or, if not, had sufficient financial experience and resources to evaluate the merits and risks of the investment. We believe each investor possessed sufficient financial sophistication to participate in such private financings.

   We are relying upon the securities exemption for the issuance listed under footnote (16) above based on the fact that there was no general solicitation or advertising for the issuance. There was less than 35 non-accredited webcasts.com shareholders, each of whom we believe alone or with his purchaser representative possessed sufficient financial sophistication to participate in this issuance. In addition, we provided all webcasts.com shareholders with information regarding our company as required by Rule 506 of Regulation D.

   For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in the form of prospectus included herein.

Item 16. Exhibits And Financial Statement Schedules

   (a) Exhibits

   Exhibit
    Number                        Description of Document
   -------                        -----------------------
    1.1**   Form of Underwriting Agreement.
    2.1**   Agreement and Plan of Merger, dated March 21, 2000, by and among the Registrant, WAC Acquisition Corporation, and Webcasts.com, Inc.
    3.1**   Restated Certificate of Incorporation of the Registrant.
    3.2**   Form of Amended and Restated Certificate of Incorporation of the
            Registrant, to be filed prior to the closing of this offering.
    3.3**   By-Laws of the Registrant.
    3.4**   Form of Amended and Restated By-Laws of the Registrant, to be
            effective upon the closing of this offering.
    4.1**   Specimen of common stock certificate.
    4.2**   Third Amended and Restated Investors' Rights Agreement dated April
            28, 2000.
    4.3**   Series D Stock Purchase Warrant dated October 14, 1999 held by
            Microsoft Corporation.
    4.4**   Amended and Restated Voting Agreement dated February 15, 2000.
    4.5**   Voting Agreement with Liberty IB, Inc. dated February 12, 1999.
    4.6**   Stock Subscription Warrant dated February 25, 2000 held by America
            Online, Inc.
    5.1     Opinion of Wilson Sonsini Goodrich & Rosati Professional
            Corporation.
   10.1**   Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
   10.2**   Employment Agreement dated January 12, 1999 between the Registrant and Peter Desnoes.
   10.3**   1998 Stock Plan and forms of agreement thereunder.
   10.4**   2000 Stock Plan and forms of agreement thereunder.
   10.5**   2000 Employee Stock Purchase Plan.
   10.6**   2000 Director Option Plan.
   10.7**   Sublease Agreement dated July 6, 1998 between Netscape
            Communications, Inc. and the Registrant with respect to
            Registrant's facilities in Sunnyvale, California.
   10.8**+  iBEAM and Microsoft Broadband Streaming Initiative Agreement dated
            September 20, 1999.
   10.9**+  iBEAM Network Membership Agreement by and between the Registrant and Covad Communications Group dated October 5, 1999.
   10.10**+ Teleport Services Agreement dated December 13, 1999 between
            Williams Vyvx Services, a business unit of Williams Communications,
            Inc., and the Registrant.
   10.11**+ System Services Agreement dated January 27, 2000 between America
            Online, Inc. and the Registrant.
   10.12**+ iBEAM Network Membership Agreement by and between the Registrant and NorthPoint Communications, Inc. dated September 30, 1999.
   10.13**  Employment Letter between the Registrant and Chris Dier dated
            November 18, 1998.
   10.14**  Employment Letter between the Registrant and Jeremy Zullo dated
            July 9, 1999.
   10.15**  Employment Letter between the Registrant and Nils Lahr dated July
            9, 1999.

   10.16** Consulting Agreement between the Registrant and Frederic Seegal dated January 25, 2000.

   Exhibit
    Number                        Description of Document
   -------                        -----------------------
   10.17**  Restricted Stock Purchase Agreement between the Registrant and
            Frederic Seegal dated January 25, 2000.
   10.18**+ Excite@Home - iBEAM Internet Services Agreement by and between the
            Registrant and At Home Corporation dated April 5, 2000.
   23.1**   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
   23.2**   Consent of KPMG LLP, Independent Auditor.
   23.3     Consent of Counsel. Reference is made to Exhibit 5.1.
   24.1**   Power of Attorney.
   27.1**   Financial Data Schedule.

--------
 **  Previously filed.
 + Confidential treatment has been requested with respect to certain non-public information contained in these exhibits. Such information has been filed with the Securities and Exchange Commission.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of iBEAM pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of iBEAM in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by iBEAM pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on the 17th day of May, 2000.

                                          iBEAM BROADCASTING CORPORATION

                                          By: /s/ Chris Dier
                                             __________________________________
                                            Chris Dier
                                            Vice President and Chief Financial
                                            Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                 Date
             ---------                           -----                 ----

Peter Desnoes*                       President and Chief           May 17, 2000
____________________________________  Executive Officer and
Peter Desnoes                         Chairman of the Board
                                      (Principal Executive
                                      Officer)

/s/ Chris Dier                       Vice President and Chief      May 17, 2000
____________________________________  Financial Officer
Chris Dier                            (Principal Financial and
                                      Accounting Officer)

Barry Baker*                         Director                      May 17, 2000
____________________________________
Barry Baker

Frederic Seegal*                     Director                      May 17, 2000
____________________________________
Frederic Seegal

Richard Shapero*                     Director                      May 17, 2000
____________________________________
Richard Shapero

Peter Wagner*                        Director                      May 17, 2000
____________________________________
Peter Wagner

Robert Wilmot*                       Director                      May 17, 2000
____________________________________
Robert Wilmot


*By: /s/ Chris Dier
  ____________________________
  Chris Dier
  Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
  1.1**   Form of Underwriting Agreement.
  2.1**   Agreement and Plan of Merger, dated March 21, 2000, by and among the
          Registrant, WAC Acquisition Corporation, and Webcasts.com, Inc.
  3.1**   Restated Certificate of Incorporation of the Registrant.
  3.2**   Form of Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed prior to the closing of this offering.
  3.3**   By-Laws of the Registrant.
  3.4**   Form of Amended and Restated By-Laws of the Registrant, to be
          effective upon the closing of this offering.
  4.1**   Specimen of common stock certificate.
  4.2**   Third Amended and Restated Investors' Rights Agreement dated April
          28, 2000.
  4.3**   Series D Stock Purchase Warrant dated October 14, 1999 held by
          Microsoft Corporation.
  4.4**   Amended and Restated Voting Agreement dated February 15, 2000.
  4.5**   Voting Agreement with Liberty IB, Inc. dated February 12, 1999.
  4.6**   Stock Subscription Warrant dated February 25, 2000 held by America
          Online, Inc.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation.
 10.1**   Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.
 10.2**   Employment Agreement dated January 12, 1999 between the Registrant and Peter Desnoes.
 10.3**   1998 Stock Plan and forms of agreement thereunder.
 10.4**   2000 Stock Plan and forms of agreement thereunder.
 10.5**   2000 Employee Stock Purchase Plan.
 10.6**   2000 Director Option Plan.
 10.7**   Sublease Agreement dated July 6, 1998 between Netscape
          Communications, Inc. and the Registrant with respect to Registrant's facilities in Sunnyvale, California.
 10.8**+  iBEAM and Microsoft Broadband Streaming Initiative Agreement dated
          September 20, 1999.
 10.9**+  iBEAM Network Membership Agreement by and between the Registrant and
          Covad Communications Group dated October 5, 1999.
 10.10**+ Teleport Services Agreement dated December 13, 1999 between Williams
          Vyvx Services, a business unit of Williams Communications, Inc., and the Registrant.
 10.11**+ System Services Agreement dated January 27, 2000 between America
          Online, Inc. and the Registrant.
 10.12**+ iBEAM Network Membership Agreement by and between the Registrant and
          NorthPoint Communications, Inc. dated September 30, 1999.
 10.13**  Employment Letter between the Registrant and Chris Dier dated
          November 18, 1998.
 10.14**  Employment Letter between the Registrant and Jeremy Zullo dated July
          9, 1999.
 10.15**  Employment Letter between the Registrant and Nils Lahr dated July 9,
          1999.

 10.16**  Consulting Agreement between the Registrant and Frederic Seegal dated
          January 25, 2000.

 10.17**  Restricted Stock Purchase Agreement between the Registrant and
          Frederic Seegal dated January 25, 2000.

 Exhibit
  Number                        Description of Document
 -------                        -----------------------
 10.18**+ Excite@Home - iBEAM Internet Services Agreement by and between the
          Registrant and At Home Corporation dated April 5, 2000.
 23.1**   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2**   Consent of KPMG LLP, Independent Auditor.
 23.3     Consent of Counsel. Reference is made to Exhibit 5.1.
 24.1**   Power of Attorney.
 27.1**   Financial Data Schedule.

--------
 **  Previously filed.
 + Confidential treatment has been requested with respect to certain non-public information contained in these exhibits. Such information has been filed with the Securities and Exchange Commission.